EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2018

DILUTED EARNINGS OF $2.88 PER SHARE

AND DECLARES DIVIDEND OF 28¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 20, 2019--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2018 the Company reported net sales of $495.6 million and diluted earnings of $2.88 per share, compared with net sales of $522.3 million and diluted earnings of $2.91 per share in 2017.

For the fourth quarter of 2018, net sales were $121.1 million and diluted earnings were $0.69 per share. For the corresponding period in 2017, net sales were $118.2 million and diluted earnings were $0.59 per share.

The Company also announced today that its Board of Directors declared a dividend of 28¢ per share for the fourth quarter, for shareholders of record as of March 15, 2019, payable on March 29, 2019. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2018 results:

•	In 2018, net sales decreased 5% from 2017, reflecting an apparent reduction in overall industry demand as evidenced by the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation), which decreased 6% in the same period.

The estimated sell-through of the Company’s products from the independent distributors to retailers remained consistent with the prior year due in part to continuing demand for some of the Company’s products, particularly those that were introduced in December 2017.

•	2018 earnings per share of $2.88, which were negatively impacted by the reduction in sales, benefited by the following:

o	The reduced effective tax rate in 2018, resulting from the Tax Cuts and Jobs Act of 2017, increased diluted earnings per share by 27¢.

o	The repurchase of 1.3 million shares of common stock in 2017 increased diluted earnings per share by 20¢.

•	The comparison of earnings per share for 2018 to 2017 was impacted by 27¢ due to the change in the rates used to absorb overhead and direct labor expenses into inventory in each year:

o	In 2018, improved manufacturing efficiencies and favorable leveraging decreased the carrying cost of inventory $2.0 million and resulted in a corresponding increase to cost of products sold, which reduced 2018 earnings by 8¢.

o	In 2017, decreased manufacturing efficiencies increased the carrying cost of inventory $4.8 million and resulted in a corresponding decrease to cost of products sold, which increased 2017 earnings by 19¢.

•	New products represented $145.6 million or 30% of firearms sales in 2018, compared to $137.8 million or 27% of firearms sales in 2017. New product sales include only major new products that were introduced in the past two years. In 2018, new products included the Pistol Caliber Carbine, the Precision Rimfire Rifle, the Mark IV pistol, the LCP II pistol, the Security-9 pistol, and the EC9s pistol.

•	In 2018, the Company’s finished goods inventory decreased 23,000 units and distributor inventories of the Company’s products decreased 22,000. In the aggregate, total Company and distributor inventories decreased by 10% in 2018.

•	Cash generated from operations during 2018 was $119.8 million. At December 31, 2018, our cash and short-term investments totaled $152.8 million. Our current ratio is 3.3 to 1 and we have no debt.

•	In 2018, capital expenditures totaled $10.5 million. We expect our 2019 capital expenditures to total approximately $25 million.

•	In 2018, the Company returned $19.2 million to its shareholders through the payment of dividends.

•	At December 31, 2018, stockholders’ equity was $264.2 million, which equates to a book value of $15.14 per share, of which $8.75 per share was cash and short-term investments.

Today, the Company filed its Annual Report on Form 10-K for 2018. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, February 21, 2019, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2018 operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 6481069.

The Annual Report on Form 10-K is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 600 variations of more than 40 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2018	2017

Assets
Current Assets
Cash and cash equivalents	$38,492	$63,487
Short-term investments	114,326	—
Trade receivables, net	45,031	60,082

Gross inventories	80,288	87,592
Less LIFO reserve	(46,341)	(45,180)
Less excess and obsolescence reserve	(2,527)	(2,698)
Net inventories	31,420	39,714

Prepaid expenses and other current assets	2,920	3,501
Total Current Assets	232,189	166,784

Property, Plant, and Equipment	358,756	365,013
Less allowances for depreciation	(276,045)	(261,218)
Net property, plant and equipment	82,711	103,795

Deferred income taxes	2,969	—
Other assets	17,663	13,739
Total Assets	$335,532	$284,318

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2018	2017

Liabilities and Stockholders’ Equity
Current Liabilities

Trade accounts payable and accrued expenses	$33,021	$32,422
Contract liabilities with customers	7,477	—
Product liability	1,073	729
Employee compensation and benefits	20,729	14,315
Workers’ compensation	5,551	5,211
Income taxes payable	3,340	—
Total Current Liabilities	71,191	52,677

Product liability	99	90
Deferred income taxes	—	1,402

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2018 – 24,123,418 issued, 17,458,020 outstanding 2017 – 24,092,488 issued, 17,427,090 outstanding	24,123	24,092
Additional paid-in capital	33,291	28,329
Retained earnings	350,423	321,323
Less: Treasury stock – at cost 2018 – 6,665,398 shares 2017 – 6,665,398 shares	(143,595)	(143,595)
Total Stockholders’ Equity	264,242	230,149
Total Liabilities and Stockholders’ Equity	$335,532	$284,318

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2018	2017	2016

Net firearms sales	$490,607	$517,701	$658,433
Net castings sales	5,028	4,555	5,895
Total net sales	495,635	522,256	664,328

Cost of products sold	361,277	368,248	444,774

Gross profit	134,358	154,008	219,554

Operating Expenses:
Selling	35,111	49,232	56,146
General and administrative	32,248	28,396	29,004
Other operating (expense) income, net	(10)	31	(5)
Total operating expenses	67,349	77,659	85,145

Operating income	67,009	76,349	134,409

Other income:
Royalty income	804	506	1,142
Interest income	211	27	14
Interest expense	(330)	(152)	(186)
Other income, net	1,020	916	542
Total other income, net	1,705	1,297	1,512

Income before income taxes	68,714	77,646	135,921

Income taxes	17,781	25,504	48,449

Net income and comprehensive income	$50,933	$52,142	$87,472

Basic Earnings Per Share	$2.92	$2.94	$4.62

Diluted Earnings Per Share	$2.88	$2.91	$4.59

Cash Dividends Per Share	$1.10	$1.36	$1.73

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2018	2017	2016

Operating Activities
Net income	$50,933	$52,142	$87,472
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	31,972	34,264	35,355
Stock-based compensation	5,809	3,659	3,054
Excess and obsolescence inventory reserve	(185)	358	522
Loss (gain) on sale of assets	(10)	31	59
Deferred income taxes	(4,371)	1,736	1,836
Changes in operating assets and liabilities:
Trade receivables	15,051	9,360	2,279
Inventories	8,479	14,463	(17,958)
Trade accounts payable and accrued expenses	939	(16,060)	5,602
Contract liability to customers	5,250	—	—
Employee compensation and benefits	6,009	(11,466)	(3,186)
Product liability	353	(1,000)	1,075
Prepaid expenses, other assets and other liabilities	(3,757)	13,704	(6,348)
Income taxes payable	3,340	—	(4,962)
Cash provided by operating activities	119,812	101,191	104,800

Investing Activities
Property, plant, and equipment additions	(10,541)	(33,596)	(35,215)
Purchases of short-term investments	(114,259)	—	—
Net proceeds from sale of assets	10	3	325
Cash used for investing activities	(124,790)	(33,593)	(34,890)

Financing Activities
Dividends paid	(19,201)	(23,905)	(32,815)
Tax benefit from share-based compensation	—	—	8,825
Repurchase of common stock	—	(64,850)	(14,018)
Payment of employee withholding tax related to share-based compensation	(816)	(2,482)	(14,001)
Cash used for financing activities	(20,017)	(91,237)	(52,009)

(Decrease) increase in cash and cash equivalents	(24,995)	(23,639)	17,901
Cash and cash equivalents at beginning of year	63,487	87,126	69,225
Cash and cash equivalents at end of year	$38,492	$63,487	$87,126

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2018	2017

Net income	$50,933	$52,142

Income tax expense	17,781	25,504
Depreciation and amortization expense	31,972	34,264
Interest expense	330	152
Interest income	(211)	(27)
EBITDA	$100,805	$112,035

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.